Exhibit 99.2

Aon Corporation

Consolidated Summary of Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions except per share data)	Dec. 31, 2004	Dec. 31, 2003 (1)	Percent Change	Dec. 31, 2004	Dec. 31, 2003 (1)	Percent Change
	(Revised)			(Revised)
Revenue
Brokerage commissions and fees	$1,853	$1,820	2%	$7,060	$6,797	4%
Premiums and other	687	669	3	2,788	2,609	7
Investment income	122	87	40	324	312	4
Total revenue	2,662	2,576	3	10,172	9,718	5

Expenses
General expenses	1,964	1,849	6	7,406	7,013	6
Benefits to policyholders	362	390	(7)	1,516	1,427	6
Interest expense (2)	35	22	59	136	101	35
Amortization of intangible assets	11	17	(35)	54	60	(10)
Provision for New York and other state settlements	180	—	N/A	180	—	N/A
Unusual credits - World Trade Center	—	(60)	N/A	—	(14)	N/A
Total expenses	2,552	2,218	15	9,292	8,587	8

Income from continuing operations before income tax and minority interest	110	358	(69)	880	1,131	(22)
Provision for income tax (3)	26	133	(80)	303	419	(28)
Income from continuing operations before minority interest	84	225	(63)	577	712	(19)
Minority interest - 8.205% trust preferred capital securities (2)	—	(9)	N/A	—	(36)	N/A
Income from continuing operations	84	216	(61)	577	676	(15)

Loss from discontinued operations, net of tax	(3)	(1)	N/A	(31)	(48)	N/A

Net income	$81	$215	(62)%	$546	$628	(13)%
Preferred stock dividends	(1)	(1)	—	(3)	(3)	—
Net income available for common stockholders	$80	$214	(63)%	$543	$625	(13)%

Basic net income per share:
Income from continuing operations	$0.26	$0.67	(61)%	$1.80	$2.12	(15)%
Discontinued operations	(0.01)	—	N/A	(0.10)	(0.15)	N/A
Net income	$0.25	$0.67	(63)%	$1.70	$1.97	(14)%

Diluted net income per share:
Income from continuing operations	$0.25	$0.65	(62)%	$1.72	$2.04	(16)%
Discontinued operations	(0.01)	—	N/A	(0.09)	(0.14)	N/A
Net income	$0.24	$0.65	(63)%	$1.63	$1.90	(14)%

Diluted average common and common equivalent shares outstanding (4)	336.4	333.3		336.6	331.8

(1)          Certain amounts relating to discontinued operations have been reclassified to conform to the 2004 presentation.

(2)          Upon the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its trust preferred capital securities, which was offset by an increase in notes payable.  Beginning in 2004, no after-tax interest on the capital securities will be reported; however, pretax interest expense on the notes payable of $15 million and $58 million for fourth quarter and year ended December 31, 2004, respectively, is reported as part of interest expense.

(3)          The effective tax rate was 23.6% and 37% for the quarters ended December 31, 2004 and 2003, respectively, and 34.4% and 37% for the years ended December 31, 2004 and 2003, respectively.

(4)          In accordance with EITF 04-08, the diluted net income per share calculation for the fourth quarters and years ended December 31, 2004 and 2003 includes 14 million additional shares related to the potential conversion of 3.5% Senior Convertible Debentures. In addition, the net income used in the calculation includes after-tax interest expense of approximately $2 million for the fourth quarters ended December 31, 2004 and 2003, and approximately $7 million for the years ended December 31, 2004 and 2003.